SEVERANCE AGREEMENT

This Severance Agreement (the “Agreement”) is effective as of the date set forth below in Paragraph 8(f) (the “Effective Date”) by and between Peerless Systems Corporation (“Company” or “Peerless”) and Richard L. Roll (“Mr. Roll” or “Employee”) (collectively the “Parties”, and individually, a “Party”).

WHEREAS Mr. Roll is currently employed as the Company’s Chief Executive Officer and President pursuant to an Employment Letter between the Parties dated June 12, 2008;

WHEREAS Mr. Roll wishes to resign his employment as well as any and all offices, directorships and board memberships he currently holds with the Company, and the Company wishes to accept such resignations; and

WHEREAS the Parties wish to resolve all disputes between them.

NOW, therefore, the Parties agree as follows:

1.    Separation of Employment: Mr. Roll will resign his employment with the Company effective October 1, 2008 (the “Resignation Date”). Upon the Resignation Date, Mr. Roll will also take all steps necessary to immediately resign from any and all offices, directorships and board memberships he currently holds with the Company and will execute the Resignation Letter attached hereto as Exhibit “A” in conjunction with such resignations. By his signature below, Mr. Roll confirms that he has received $10,461.44 which represents his final wages through the Resignation Date, $507 for reimbursement for expenses and is eligible for up to another $143 for reimbursement for any and all documented outstanding business expenses. As a result of Mr. Roll’s receipt of such payments on the Resignation Date, Mr. Roll acknowledges that he has now received payment for any and all outstanding wages, overtime pay, bonus, expenses, incentives and accrued but unused vacation pay and that Mr. Roll is not owed any further payment of any type as a result of Mr. Roll’s employment by Peerless, except as set forth herein. Mr. Roll specifically acknowledges that he is not entitled to any further bonus or incentive amounts from the Company of any type, including without limitation, any and all bonuses or incentives which are or may become due to him for Peerless’ 2009 fiscal year.

2.    Payment: In consideration for Mr. Roll entering into this Agreement, Peerless will pay Mr. Roll the total gross amount of two hundred fifty thousand dollars ($250,000) to which Mr. Roll is not otherwise entitled, less deductions required by law. Included in this total amount is $35,907.76 representing Mr. Roll’s accrued but unused vacation pay through the Resignation Date. Such payment will be made in one lump sum payable within (5) five business days following the later of: (i) the expiration of the seven (7) day revocation period described in Paragraph 8(f) below without revocation; (ii) Peerless’ receipt of this Agreement, duly executed by Mr. Roll and approved as to form by his attorneys and, (iii) delivery by Mr. Roll to the Company of the Certificates of Common Stock referenced in Paragraph 5 of this Agreement, collectively (the “Conditions of Payment”). In addition, the Company will pay 6 (six) months COBRA premiums for Mr. Roll’s existing health care coverage subject to the Conditions of Payment being met. Should the Company fail to make the payments described above, Mr. Roll may revoke the resignations set forth in Paragraph 1 after providing the Company’s Board of Directors with ten (10) days written notice of breach and the opportunity to cure.

3.    General Release: For and in consideration of the payment described above in Paragraph 2 above to which Mr. Roll is not otherwise entitled, and other good and valuable consideration:

(a) Mr. Roll hereby voluntarily, knowingly and willingly releases, acquits and forever discharges Company including, each of Company’s former, current and future parents, subsidiaries, divisions, affiliates, predecessors, successors and assigns and all of their current, former and future agents, employees, officers, directors, shareholders, board members, partners, joint venturers, members, attorneys, representatives, predecessors, successors, assigns, owners and servants, from any and all claims, costs or expenses of any kind or nature whatsoever, whether known or unknown, foreseen or unforeseen, including without limitation, any and all claims for any type of bonus or incentive compensation arising out of or relating to work performed for the Company in 2008, any claims related to the Company’s stock or the issuance of stock options, any and all claims arising out of or related to the June 12, 2008 Employment Letter, any and all claims under any Change of Control Severance Agreement, Stock Option Grant Notice or Restricted Stock Purchase Agreement between the Parties, any currently pending claim under the Company’s various policies of insurance for actions of directors or officers, any employment related claims under the Americans with Disabilities Act, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act, the Family Medical Leave Act, the California Fair Employment and Housing Act, the California Family Rights Act, the Employment Retirement Income Security Act, the California Constitution, the California Labor Code, or under common law, which against any or all of them Mr. Roll ever had, now has or hereinafter may have, up to and including the date of Mr. Roll’s execution of this Agreement, including, without limitation, those arising out of or in any way related to Mr. Roll’s employment at Company or the separation of that employment.

(b) Company hereby voluntarily, knowingly and willingly releases, acquits and forever discharges Mr. Roll from any and all claims, costs or expenses of any kind or nature whatsoever, whether known or unknown, foreseen or unforeseen, which Company ever had, now has or hereinafter may have, up to and including the date of Company’s execution of this Agreement, including, without limitation, those arising out of or in any way related to Mr. Roll’s employment at Company or the separation of that employment, except for such currently unknown claims for restitution arising directly from any currently unknown criminal conduct engaged in by Mr. Roll. In conjunction with this exception, the Company represents that it is not aware of, is not investigating as of the date hereof, and has no present intention to investigate any such conduct at the time of the Effective Date of this Agreement.

(c) It is a condition hereof, and it is all Parties intention in the execution of the General Release in subparagraphs 3(a) and (b), above, that the same shall be effective as a bar to each and every claim specified above. In furtherance of this intention, (and with the sole exception of unknown claims for restitution against Mr. Roll as described in Paragraph 3(b)above to which the Company’s waiver of Section 1542 of the California Civil Code does not apply) all Parties hereby expressly waive any and all rights and benefits conferred upon the other by Section 1542 of the California Civil Code, which provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the Release, which if known by him or her must have materially affected his or her settlement with the debtor.

4.    Stock Options: Mr. Roll acknowledges and agrees that he has ninety (90) days from the Resignation Date in which to exercise any and all vested stock options. All options which remain unvested as of the Resignation Date will be extinguished as of that date.

5.    Common Stock: By his signature below, Mr. Roll represents and warrants that he owns good and marketable title to two hundred thousand (200,000) shares of common stock in the Company and that his ownership of such stock is free and clear of any indebtedness, restrictions or encumbrances (the “Roll Stock”). Mr. Roll agrees to sell, and Company agrees to buy, such Roll Stock for $2.00 a share. Mr. Roll will deliver the Certificates of Common Stock for the Roll Stock to the Company as of the Effective Date of this Agreement. Payment for the Roll Stock will be made within five (5) business days of the date of the Conditions of Payment set forth in Paragraph 2 are satisfied.

In addition, Mr. Roll acknowledges, agrees and warrants that for two (2) years following the Effective Date, he will not purchase, hold or contract to purchase or hold, directly or indirectly any stock of any type in the Company except with the sole exception of stock purchased in conjunction with the exercise of the vested stock options as set forth in Paragraph 4 of this Agreement.

6.    Non-Disparagement: Unless otherwise compelled by applicable law, Company’s currently serving Board members while serving on the Board and Mr. Roll will not say or do anything to disparage the other or any of the Company’s current, former or future managers, officers, employees, board members, directors or agents or its products or services to any person or entity. Provided Mr. Roll directs inquiries regarding his employment history at the Company to the Chairman of the Board, the Company will respond to all such inquiries with only dates of employment and job title held, and final salary information. If asked for any other information concerning Mr. Roll’s employment, the Company shall state that Company policy does not permit the disclosure of any additional information. In addition, should Mr. Roll reasonably believe Mike Levine has breached his obligations to the Company and disclosed confidential information regarding Mr. Roll to a third party, the Company will assign its rights under its agreement with Mr. Levine to Mr. Roll for enforcement.

7.    Non-Disclosure and Destruction of Mr. Roll’s Personal Information: The Company acknowledges that it is currently in possession of certain personal information regarding Mr. Roll and/or his family which does not pertain to Company business (“Personal Information”). Personal Information includes but is not limited to the following: (a) written correspondence and e-mails; (b) information embodied in such written correspondence and e-mails; and, (c) information obtained by any inquiry, discussion, or in any other manner relating to the Personal Information and/or Mr. Roll or his family other than standard personnel information. Unless otherwise compelled by applicable law, the Company (including its employees, shareholders, directors, officers, attorneys, agents, and/or representatives) shall not verbally or in writing discuss or disclose to any person or entity the Personal Information.

The Company hereby represents that it shall destroy all written Personal Information contained in any media, whether electronic, paper, or otherwise. This obligation includes the obligation to destroy any information contained on backup tapes or any other backup system of the Company, as well as any information contained on hard drives or servers of the Company.

8.    Miscellaneous:

(a) The Parties represent and warrant that they have not assigned or transferred, or purported to assign or transfer, to any person, firm, corporation or entity any claim or other matter released by this Agreement. The Parties agree to indemnify each other and hold each other harmless against any claims, costs or expenses, including, without limitation, attorneys’ fees actually paid or incurred, arising out of, related to or in any manner whatsoever connected with any such transfer or assignment or purported or claimed transfer or assignment.

(b) With the exception of any previously executed confidentiality and proprietary information agreements between Company and Mr. Roll, this Agreement sets forth the entire agreement between Mr. Roll and Company and fully supersedes any and all prior agreements or understanding between them pertaining to the subject matter of this Agreement. It may not be altered, modified, amended or changed, in whole or in part, except in writing executed by Mr. Roll and Company.

(c) Should any provision or term or part of a provision or term, of this Agreement be declared or determined by any court or arbitrator to be illegal or invalid, the validity of the remaining parts, provision or terms shall not be affected thereby and said illegal or invalid part, provision or term shall not be deemed to be a part of this Agreement.

(d) This Agreement shall be governed by the laws of the State of California.

(e) Nothing contained in this Agreement nor the fact that the Parties sign this Agreement shall be considered as an admission of any type by either Party. Each Party shall bear its or his own attorneys fees in conjunction with all matters related to this Agreement and the events leading up to this Agreement.

(f) Pursuant to the Older Workers Benefit Protection Act, Company and Mr. Roll acknowledge and agree that: (i) Mr. Roll will have twenty-one (21) days to consider the terms of this Agreement (including, without limitation, Mr. Roll’s release and waiver of any and all claims under the Age Discrimination in Employment Act) before executing it; (ii) Mr. Roll will have seven (7) days after Mr. Roll’s execution of this Agreement in which to revoke this Agreement, in which event a written notice of revocation must be received by 5pm PST, on or before the seventh day; and (iii) this Agreement will not become effective and enforceable until the seven (7) day revocation period has expired without revocation of the Agreement by Mr. Roll. However, nothing contained in this Paragraph 8(f) shall allow Mr. Roll to revoke the resignations as set forth in Paragraph 1 of this Agreement.

(g) Mr. Roll agrees to take all necessary steps to withdraw or otherwise extinguish his current claim under the Company’s Director and Officers liability policy for defense and indemnity and further agrees he will not reinstate a claim which arises out of or relates to the same underlying facts giving rise to his current claim under any Company insurance policy.

(h) Mr. Roll acknowledges that: (i) Mr. Roll fully understands the terms of this Agreement including, without limitation, the significance and consequences of the General Release in Paragraph 3, above; (ii) Mr. Roll has been advised by Company to consult an attorney regarding any potential claims as well as the terms and conditions of this Agreement before executing it; (iii) Mr. Roll is executing this Agreement in exchange for consideration in addition to anything of value to which Mr. Roll is already entitled; and (iv) Mr. Roll is fully satisfied with the terms of this Agreement and is executing this Agreement voluntarily, knowingly and willingly and without duress.

(i) This Agreement may be executed in several counterparts, each of which shall be deemed an original as against any Party who signed it, and all of which shall constitute one and the same document. This Agreement may also be signed by facsimile, and such facsimile copies shall be deemed originals against the Party who faxed them. That Party shall provide an original “wet ink” copy of his signature within five business days of sending the fax.

(j) Arbitration. Except for claims under the National Labor Relations Act, the California Worker’s Compensation Act, claims for Unemployment benefits and claims before governmental administrative bodies, Mr. Roll and the Company agree that any dispute regarding this Agreement or Mr. Roll’s employment by the Company will be submitted to binding arbitration before a neutral arbitrator subject to rules of the American Arbitration Association. Disputes subject to this clause include any claims under Title VII of the Civil Rights Act, California’s Fair Employment and Housing Act, the Family Medical Leave Act and the California Family Rights Act. The Parties’ agreement to arbitrate any and all disputes is governed by and is subject to the rules of the Federal Arbitration Act and the California Arbitration Act including their mandatory and permissive rights to discovery. Each Party may seek injunctive or equitable relief pursuant to California Code of Civil Procedure § 1281.8(b). The Parties agree to file any demand for arbitration within the time limit established by the applicable statute of limitations. The award of the Arbitrator shall be in writing and shall set forth the basis for his or her decision. Fees of the Arbitrator shall be paid by the Company where required by applicable law. THE PARTIES UNDERSTAND AND AGREE THAT THEY ARE WAIVING THEIR RIGHTS TO BRING SUCH CLAIMS TO COURT, INCLUDING THE RIGHT TO A JURY TRIAL.

IN WITNESS HEREOF, this Agreement is entered into and executed by the Parties on the date set forth below in Los Angeles, California.

“Peerless Systems Corporation”	“Mr. Roll ”

By: /s/ William Neil Its: Chief Financial Officer	/s/ Richard L. Roll Richard L. Roll

Dated: October 7, 2008	Dated: October 6, 2008

APPROVED AS TO FORM: /s/ Michelle M. La Mar Michelle M. La Mar LOEB & LOEB LLP ATTORNEY FOR PEERLESS SYSTEMS CORPORATION	APPROVED AS TO FORM: /s/ Mark Fields Mark Fields Greenberg, Fields & Whitcombe LLP ATTORNEY FOR RICHARD L. ROLL

Dated: October 6, 2008	Dated: October 6, 2008

EXHIBIT A

To: Board of Directors of Peerless Systems Corporation

Gentlemen:

The undersigned does hereby resign as a Director, Chief Executive Officer, President and all other offices which may be held by him of Peerless Systems Corporation and each of its subsidiaries and affiliates, effective immediately.

Dated: October 6, 2008	/s/ Richard L. Roll
Richard L. Roll